Exhibit 99.1

March 11, 2021

Dear Fellow Shareholder:

I am writing to share with you the results of our annual estimated valuation for the company’s healthcare real estate portfolio and balance sheet. As we have done for the last seven years, we engaged an independent third-party valuation firm to conduct the annual net asset valuation analysis. This year, the company again retained the services of Robert A. Stanger & Co., Inc. (Stanger).

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Our board of directors approved an estimated NAV per share of $7.38[1] as of Dec. 31, 2020, compared to $7.81 for Dec. 31 the prior year. The estimated NAV represents the midpoint of the range of values, $7.01 to $7.79 per share, provided by Stanger and recommended by the board’s valuation committee, consisting solely of independent directors.

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The $7.38 estimated NAV per share includes an adjustment for our current projection of approximate property-level transaction costs, plus a reduction in year-over-year appraised real estate values – as explained below. The projected transaction costs are estimated based on a hypothetical orderly sale of the company’s assets. We began deducting these costs from the estimated NAV in 2018, following our initiation of the exploration of strategic alternatives to provide liquidity to shareholders.

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The economic effects of the COVID-19 pandemic have been palpable and widespread, negatively impacting many industries, including the seniors housing segment. Across the sector, occupancies and property cash flows have drifted down meaningfully over the last year and there remains uncertainty as to the pandemic’s continued effects on future operating trends. Due principally to the impacts of the pandemic starting in the first quarter of 2020, there was a 4.7% decline in the aggregate appraised value of the company’s 71 assets (69 seniors housing properties, one parcel of land, and one acute care facility) when compared to the appraised values for the prior year’s NAV. The decline in the appraised values was partially offset by company earnings in excess of distributions for 2020. Property values were specifically affected at our seniors housing properties as follows:

•	54 properties managed under third-party agreements (RIDEA format) – lower current and projected cash flows and increased time to reach occupancy stabilization targets

•	15 triple-net leased properties – increased capitalization rates due to lower lease coverages for our tenant operators

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Other than the deduction for estimated transaction costs, the company’s 2020 estimated NAV was carried out according to its adopted valuation policy and methodology prescribed by the Institute for Portfolio Alternatives, the leading trade association for non-listed direct investment programs.

•	As always, the estimated NAV is a snapshot in time and is not necessarily indicative of the value the company or its shareholders may receive now or in the future.

For additional details and information on this year’s valuation and process, I encourage you to visit our website at cnlhealthcareproperties.com to access our Form 8-K filed with the U.S. Securities & Exchange Commission.

Looking Ahead

We continue to strategically manage our portfolio and operators to drive performance and value to shareholders during this time of prolonged economic uncertainty. As we navigate the persistent challenges driven by the pandemic, our clear priorities remain the health and safety of our approximately 12,500 residents and caregivers; and maintaining a strong balance sheet, liquidity, and financial flexibility. We continue to believe the company is financially well-positioned, taking into consideration our low debt level and solid liquidity position.

Given the market and industry disruptions last year, we were naturally forced to shift our focus away from the pursuit of larger strategic initiatives to provide further liquidity to shareholders. However, our board and its special committee continues, along with our financial advisor KeyBanc Capital Markets, to carefully study market data and potential options with the goal of identifying and executing liquidity alternatives that are judged to be in our shareholders’ best interests.

As always, thank you for your ongoing support and confidence in the company and allowing us to be stewards of your capital. Please contact your financial professional or CNL Client Services at 866-650-0650, option 3, with any questions you may have.

Sincerely,

Stephen H. Mauldin

President and Chief Executive Officer

cc: Financial professional

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The estimated NAV per share is only an estimate based on a snapshot in time and several assumptions and estimates, which can be considered inherently imprecise. The NAV is based on numerous assumptions concerning the industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, our advisor, and senior management members reviewed, confirmed, and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could, and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties beyond the company’s ability to control or accurately predict. Shareholders and financial professionals should not place undue reliance on forward-looking statements.

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